UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2024

STRONG GLOBAL ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-41688	N/A
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

108 Gateway Blvd, Suite 204 Mooresville, NC	28117
(Address of principal executive offices)	(Zip Code)

(704) 471-6784

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Voting Shares, without par value	SGE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

Combination with Fundamental Global Inc.

On September 30, 2024, Strong Global Entertainment, Inc. (“SGE”), Fundamental Global Holdings BC ULC, an unlimited liability company existing under the laws of the Province of British Columbia and majority owner of SGE (“FG BC”), and 1483530 B.C. Ltd., a newly formed subsidiary of FG BC (“Subco”), completed an arrangement transaction pursuant to the terms of the Arrangement Agreement, dated May 30, 2024 (the “Arrangement Agreement”) among such parties, and implemented the plan of arrangement contemplated therein (the “Plan of Arrangement”). In connection with the Arrangement Agreement, among other matters, shares of Class A Common Voting shares of SGE (the “SGE Common Shares”) were deemed to be transferred by the holders thereof to FG BC in exchange for the arrangement consideration (“Arrangement Consideration”) consisting of 1.5 shares of the common stock of Fundamental Global Inc., the indirect sole owner of FG BC (the “Company”), with any fractional shares being rounded up to the nearest whole share.

The Arrangement Agreement and Plan of Arrangement were approved and authorized by stockholders of SGE on September 17, 2024, and a final order of the Supreme Court of British Columbia approving and authorizing the transaction was issued on September 23, 2024.

The issuance of the Arrangement Consideration was registered pursuant to a joint proxy statement/prospectus on Form S-4 (Registration No. 333-280346) (as amended, the “Joint Proxy Statement/Prospectus”) filed by the Company with the Securities Exchange Commission (the “Commission”) and declared effective on July 31, 2024 and filed as definitive proxy materials by SGE on August 13, 2024.

The Joint Proxy Statement/Prospectus contains among other things (i) summary descriptions of the Arrangement Agreement and Plan of Arrangement (see section titled “Arrangement Agreement and Plan of Arrangement” beginning on page 69), each of which is included as an exhibit thereto, (ii) historical financial statements of the parties (see “Financial Statements” beginning on page F-1) and pro forma financial information (see “Unaudited Pro Forma Combined Financial Information” beginning on page 14), and (iii) information regarding certain relationships and related transactions (see “Certain Relationships and Related Person Transactions” beginning on page 101), which descriptions are incorporated herein by reference. The summary descriptions of the Arrangement Agreement and Plan of Arrangement are not complete and are qualified in their entirety by reference to the full text of such documents filed with the Joint Proxy Statement/Prospectus.

Sale by SGE of Strong/MDI

On September 25, 2024, SGE completed the previously announced transfer of its subsidiary, Strong/MDI Screen Systems, Inc. (“MDI”), to FG Acquisition Corp., a Canadian special purpose acquisition company (“FGAC”), which was renamed Saltire Holdings, Ltd (“Saltire”). Pursuant to the acquisition agreement, dated May 3, 2024 (the “Acquisition Agreement”), SGE received the equivalent of approximately $29.5 million in cash and preferred and common shares of Saltire, consisting of: (i) cash consideration in an amount equal to 25% of the net proceeds of a concurrent private placement (or $0.8 million), (ii) the issuance of preferred shares with an initial preferred share redemption amount of $9.0 million, and (iii) the issuance $19.7 million of Saltire common shares. The summary description of the Acquisition Agreement is not complete and is qualified in its entirety by reference to the full text of such document filed with the Commission.

The Company, which is SGE’s indirect controlling shareholder, held an investment in FGAC. A description of the relationships between the Company and SGE is included in “Certain Relationships and Related Person Transactions” beginning on page 101 of the Joint Proxy Statement/Prospectus and is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Prior to the completion of the Plan of Arrangement, SGE’s common stock was listed and traded on the New York Stock Exchange (“NYSE”) under the trading symbol “SGE.” In connection with the completion of the Plan of Arrangement, SGE will be delisted from NYSE prior to the open of trading on September 30, 2024. SGE will also file with the SEC a Form 15 requesting that the reporting obligations of SGE under Sections 13(a) and 15(d) of the Exchange Act be suspended.

Item 7.01	Regulation FD Disclosure.

On September 26, 2024, SGE and the Company issued a press release in connection with the completion of the MDI sale and on September 30, 2024, SGE and the Company issued a press release in connection with the completion of the Arrangement Agreement and Plan of Arrangement. Those press releases are furnished as Exhibits 99.1 and 99.2 hereto and are incorporated herein by reference.

The information in this Item 7.01 and in Exhibit 99.1 attached hereto is furnished pursuant to the rules and regulations of the SEC and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, September 26, 2024

99.2	Press Release, September 30, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRONG GLOBAL ENTERTAINMENT, INC.

Date: October 2, 2024	By:	/s/ Todd R. Major
Todd R. Major
Chief Financial Officer